Exhibit 99.1

Press Release

Media Contact:	Nancy Welsh
319.295.2123
nkwelsh@rockwellcollins.com

Investor Contact:	David Brehm
319.295.7575
investorrelations@rockwellcollins.com

Rockwell Collins Reports Earnings Per Share of 33 Cents for Second Quarter;

Continues to Generate Significant Cash Flow

CEDAR RAPIDS, Iowa (April 16, 2003) – Rockwell Collins, Inc. (NYSE: COL) today reported net income for the second quarter of $59 million or 33 cents per share. For the six months ended March 31, 2003, the company also reported cash flow from operations of $128 million and free cash flow of $105 million.

Net income of $59 million for the second quarter of fiscal year 2003 was up slightly from net income of $58 million for the same period last year. Earnings per share for the quarter were 33 cents, a 6% increase over the 31 cents reported last year. Sales for the second quarter of fiscal year 2003 rose to $618 million versus $608 million in the same period a year ago. Cash flow from operations for the first six months of fiscal year 2003 was $128 million versus $100 million reported for the first six months last year. Free cash flow for the first six months of fiscal year 2003 was $105 million versus $80 million reported for the same period last year. A table reconciling cash flow from operating activities to free cash flow is included on the condensed cash flow information statement in this release.

“We continue to see strong financial results from our Government Systems business, which reported a 16% increase in revenues for the current quarter. Revenue growth across multiple product lines within our Government Systems business more than offset the anticipated revenue decline in our Commercial Systems business,” explained Rockwell Collins' Chairman, President and Chief Executive Officer Clay Jones.

“Our ability to deliver strong profitability reflects the strength of our balanced business model and our diversified product offering within our growing Government Systems business, which generated an operating margin of 18.6% for the quarter.”

Following is a discussion of sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics and in-flight entertainment products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, reported second quarter sales of $322 million, a decrease of $30 million or 9% from the same period last year. The Airshow, Inc. acquisition provided $16 million of incremental sales in the current quarter while sales of commercial avionics to the air transport and business jet marketplace declined due to lower new aircraft build rates. Sales of in-flight entertainment products also declined due to the reduction in new aircraft build rates. Commercial Systems’ operating margin for the second quarter of fiscal year 2003 improved to 12.1%, compared with 11.9% for the same period in 2002. This margin increase was achieved despite the decline in higher margin avionics sales in the current quarter and the recording of a retiree medical curtailment gain in the second quarter of fiscal year 2002. Restructuring actions undertaken in fiscal year 2002 resulted in a lower cost structure, which had a positive impact on the current quarter’s operating margin. Lower company-funded research and development expenses in the current quarter, which were partially offset by higher warranty expenses related to our in-flight entertainment product line, also contributed to the operating margin improvement.

Government Systems

Government Systems, which provides aviation electronics, navigation and precision guidance and communications products and services to the United States government, foreign militaries and manufacturers of military platforms, reported second quarter sales of $296 million, an increase of $40 million or 16% from the same period last year. Continued strength in the integrated applications product line for the KC-135 and C-130 aircraft and several helicopter retrofit programs accounted for the majority of the increase in sales. Sales related to the Joint Tactical Radio System and the Joint Strike Fighter development programs also contributed to the increase in sales. Government Systems’ operating margin for the second quarter of fiscal year 2003 increased to 18.6% compared with 16.8% for the same period in fiscal year 2002. The rise in operating margins in the second quarter of fiscal year 2003 was primarily a result of the shift from company-funded to customer-funded research and development expenses.

Corporate

Rockwell Collins repurchased 2.8 million shares in the second quarter of fiscal year 2003 at a cost of $56 million. The company has now purchased 8.9 million shares at a cost of $193 million since the initial $200 million program was initiated in January 2002. In February 2003, the Board of Directors authorized an additional $200 million share repurchase program.

The effective tax rate for the second quarter of fiscal year 2003 was 30% versus a 28% effective tax rate for the same period last year. The 28% rate for the second quarter of fiscal year 2002 represented an adjustment to lower the 33% tax rate recorded in the first quarter of fiscal year 2002 to the annual tax rate for fiscal year 2002 of 31%. The second quarter of fiscal year 2002 also benefited from a favorable adjustment to a restructuring reserve of $4 million pre-tax ($.01 per share) due to lower than expected severance costs.

Business Highlights

•                  Vision Systems International (VSI), a joint venture between Rockwell Collins and Elbit Systems Ltd., was awarded a $60 million contract from Boeing for the low rate initial production of 300 Joint Helmet Mounted Cueing Systems for the F-15, F-16 and F/A-18 aircraft. Subsequently, Rockwell Collins was awarded a $30 million contract from the VSI joint venture for low rate initial production work. VSI anticipates a full rate production award later this year.

•                  Data Link Solutions, a joint venture between Rockwell Collins and BAE SYSTEMS, was awarded a $15 million contract from the Space and Naval Warfare Systems Command to provide the Multifunctional Information Distribution System on Ship System for the U.S. Navy. This initial contract includes seven systems, with the potential to deliver as many as 50 systems during the next seven years. Initial deliveries will begin in the third quarter of fiscal year 2004.

•                  Japan Airlines selected Rockwell Collins’ communications, navigation and surveillance avionics for five Boeing 767-300ER aircraft which are scheduled for delivery in 2003 and 2004.

•                  Royal Air Maroc selected Rockwell Collins to provide in-flight entertainment systems and avionics for four new Airbus A321 and 19 Boeing 737-700/800 aircraft. Deliveries are scheduled to begin this year and extend through 2013.

•                  Ethiopian Airlines selected Rockwell Collins’ Programmable Audio Video System (PAVES®) and Total Entertainment System (TESTM) to meet the in-flight entertainment requirements for their new Boeing aircraft. Delivery of the three PAVES-equipped Boeing 737-700 and three TES-equipped 767-300 aircraft are scheduled to begin later this year and extend through 2005.

•                  Pro Line 21 Continuum received certification for the Hawker 700 aircraft. Pro Line 21 Continuum is designed to bring advanced avionics capabilities such as a Liquid Crystal Display Flight Display System and Turbulence Detection Weather Radar to previous generation aircraft.

Fiscal Year 2003 Outlook

For fiscal year 2003, the company anticipates revenues of approximately $2.55 billion with earnings per share between $1.33 and $1.38. As a result of the continued strength and performance in Government Systems’ business, the company is maintaining its earnings per share guidance despite a decline in anticipated revenues of approximately $50 million in the Commercial Systems business. Free cash flow is also projected to remain in the range of $225 and $275 million for fiscal year 2003. Free cash flow consists of cash flow from operations, which is projected to be in the range of $315 to $365 million, less capital expenditures of approximately $95 million plus proceeds from the disposition of property of approximately $4 million.

Conference Call and Webcast Details

Rockwell Collins’ Chairman, President and CEO Clay Jones and Senior Vice President and CFO Larry Erickson will conduct an earnings conference call at 9 a.m. EDT on

April 16, 2003. Individuals may listen to the call on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through May 16, 2003.

Rockwell Collins is a world leader in the design, production and support of communications and aviation electronics solutions for commercial and government customers worldwide. Additional information is available at www.rockwellcollins.com.

This press release contains statements (including certain projections and business trends) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to the length of the war in Iraq, the consequence of past and future terrorist attacks; political turmoil in the Middle East; the timing related to restoring consumer confidence in air travel; the health of the global economy as well as the commercial aerospace industry; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where the company competes; demand for and market acceptance of new and existing products; potential cancellation or delay of orders by our customers; customer bankruptcies; the successful resolution of negotiations with our union workforce; labor work stoppages; market performance of our pension assets; recruitment and retention of qualified personnel; our ability to successfully execute to our internal performance plans; favorable outcomes of certain customer procurements; changes to government policies and regulations; new aircraft build rates; product reliability and cost of repairs; successful execution of our acquisition, strategic and integration plans; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

ROCKWELL COLLINS, INC.

SALES AND EARNINGS INFORMATION

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended March 31		Six Months Ended March 31
	2003	2002	2003	2002
Sales
Commercial Systems	$322	$352	$627	$678
Government Systems	296	256	552	493
Total sales	$618	$608	$1,179	$1,171

Segment operating earnings
Commercial Systems	$39	$42	$71	$86
Government Systems	55	43	103	82
Total segment operating earnings	94	85	174	168

Interest expense	(1)	(1)	(2)	(3)
Earnings from equity affiliates	1	1	2	—
Restructuring adjustment	—	4	—	4
General corporate - net	(10)	(8)	(20)	(16)
Income before income taxes	84	81	154	153

Income tax provision	(25)	(23)	(46)	(47)
Net income	$59	$58	$108	$106

Diluted earnings per share	$0.33	$0.31	$0.60	$0.57

Average diluted shares outstanding	179.6	184.4	180.3	184.1

ROCKWELL COLLINS, INC.

COMPOSITION OF SALES

(Unaudited)

(in millions)

	Three Months Ended March 31		Six Months Ended March 31
	2003	2002	2003	2002

Commercial avionics and other	$249	$270	$482	$523
In-flight entertainment	73	82	145	155
Defense electronics	296	256	552	493
Total sales	$618	$608	$1,179	$1,171

ROCKWELL COLLINS, INC.

SUMMARY BALANCE SHEET

(Unaudited)

(in millions)

	March 31, 2003	September 30, 2002
Assets
Cash	$41	$49
Receivables	462	524
Inventories	680	653
Current deferred income taxes	197	191
Other current assets	31	21
Total current assets	1,411	1,438

Property	398	411
Intangible assets	119	124
Goodwill	330	332
Other assets	245	255
Total assets	$2,503	$2,560

Liabilities and shareowners’ equity

Short-term debt	$136	$132
Accounts payable	172	204
Compensation and benefits	202	219
Income taxes payable	11	20
Product warranty costs	138	141
Other current liabilities	320	327
Total current liabilities	979	1,043

Retirement benefits	496	495
Other liabilities	32	35

Shareowners’ equity	996	987
Total liabilities and shareowners’ equity	$2,503	$2,560

ROCKWELL COLLINS, INC.

CONDENSED CASH FLOW INFORMATION

(Unaudited)

(in millions)

	Six Months Ended March 31
	2003	2002
Operating activities:
Net income	$108	$106
Adjustments to arrive at cash provided by operating activities:
Depreciation and amortization	50	49
Pension plan contribution	(3)	(42)
Receivables	64	117
Inventories	(25)	(7)
Accounts payable	(33)	(73)
Compensation and benefits	(6)	(35)
Other	(27)	(15)
Cash provided by operating activities	128	100

Investing activities:
Capital expenditures	(27)	(26)
Acquisition of businesses, net of cash acquired	2	(30)
Investment in equity affiliates	(5)	—
Proceeds from the disposition of a business	—	15
Proceeds from the disposition of property	4	6
Cash used for investing activities	(26)	(35)

Financing activities:
Net increase (decrease) in short-term borrowings	4	(24)
Proceeds from the exercise of stock options	10	6
Purchase of treasury stock	(91)	(25)
Cash dividends	(32)	(33)
Cash used for financing activities	(109)	(76)

Effect of exchange rate changes on cash	(1)	—

Change in cash	(8)	(11)
Cash at beginning of period	49	60
Cash at end of period	$41	$49

Free cash flow:(1)
Cash provided by operating activities	$128	$100
Capital expenditures	(27)	(26)
Proceeds from the disposition of property	4	6
Free cash flow	$105	$80

(1) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) and the proceeds from dispositions of property, reduced by capital expenditures.